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                             HYBRID NETWORKS, INC.
                      INCENTIVE BASED COMPENSATION PROGRAM


          Effective for Each of the Three Quarters Ended December 31, 1997

1. PURPOSE. The purpose of this Hybrid Networks, Inc. Incentive Based Compensation Program (this "PLAN") is to enable Hybrid Networks, Inc. (the "COMPANY") to (i) attract, retain and motivate employees who contribute to the success of the Company, (ii) reward individual and group employee performance in the achievement of corporate objectives and (iii) provide an incentive to employees to increase the profitability and advance the interests of the Company through participation in a bonus program in accordance with the provisions of this Plan.

2. DEFINITIONS. For purposes of this Plan, the following terms shall be defined as follows:

     a. "AWARD" means an Incentive Award that may be granted to a Participant upon satisfaction of certain performance conditions set forth in this Plan.

     b. "AWARD CYCLE" means a period during which the Company and individual performance is measured as determined by the Board of Directors of the Company (the "BOARD") from time to time. The first Award Cycle will commence on April 1, 1997 and end on June 30, 1997, and continue quarterly to December 31, 1997, unless changed by the Company's Board of Directors.

     c. "COMPANY OBJECTIVES" means the criteria of measurement of division, department or company-wide performance goals established by the Company's Compensation Committee (the "COMPENSATION COMMITTEE") pursuant to Section 3 of this Plan for each Award Cycle.

     d. "INCENTIVE AWARD" means an Award that may be granted to a Participant upon satisfaction of the Company Objectives pursuant to the terms of Sections 3, 4 and 5 of this Plan.

     e. "INCENTIVE PERCENTAGES" means the target percentage, maximum percentage (not to exceed 135% of the target percentage) and minimum percentage of the total base salary of any Participant, as determined by the Compensation Committee for each Award Cycle as provided in Section 4 of this Plan.

     f. "PARTICIPANT" means any officer, manager or other employee of the Company designated as a Participant by the Compensation Committee.

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3.   DETERMINATION OF COMPANY PERFORMANCE OBJECTIVES.

     a. COMPANY OBJECTIVES. With respect to each Award Cycle, the Compensation Committee shall establish the Company Objectives for each Award Cycle, and for the 12-month period initially covered by this Plan, based on performance of the Company in the categories of operating income, net sales and other categories (which may include gross margin, cash balance, expenses and other categories of financial performance). Each participant's Incentive Percentages will be based on the Company's achievement of the Company Objectives in three categories: operating income, net sales and a third category selected for that Participant by the Compensation Committee or the Company's Chief Executive Officer.

     b. WRITTEN DESCRIPTION. The Company Objectives shall be set forth in writing for each Participant during each Award Cycle.

4. DETERMINATION OF INCENTIVE PERCENTAGES. With respect to each Award Cycle, the Company's Chief Executive Officer or the Compensation Committee shall establish for all Participants the Incentive Percentages to be paid to each Participant for achievement of the Company Objectives. The Incentive Percentages shall include, for each Company Objective, a maximum percentage and a target percentage, depending on the Company's performance with respect to each Company Objective, and a minimum percentage below which no Award with respect to that Company Objective will be made.

5. GRANT OF THE INCENTIVE AWARDS. As soon as practicable after the end of an Award Cycle, the Compensation Committee shall determine with respect to each Participant whether the Company has achieved any of the Company Objectives. Based upon (A) the degree of achievement of Company Objectives and (B) the applicable Incentive Percentages for the Award Cycle, the Participant shall be entitled to an Incentive Award.

6. TERMINATION OF SERVICE. If, during an Award Cycle, a Participant's employment with the Company terminates by reason of death, permanent disability (as defined in the Company's group long-term disability plan) or retirement, the Board in its sole discretion may pay to the Participant or his or her designated beneficiary a pro-rated share of an Award, if any, based upon the service performed during the Award Cycle and upon the degree of achievement of the Participant's Company Objectives for such Award Cycle. Any such payment of an Award shall be made to the Participant or his or her beneficiary in the Award Cycle next following permanent disability, death or retirement. A Participant who terminates employment with the Company prior to the end of an Award Cycle for any reason other than death, permanent disability or retirement shall not be entitled to receive any Award. A Participant who commences employment after the commencement of any Award Cycle shall not be eligible for a pro-rated share of an Award with respect to such Award Cycle.

7. TIME AND FORM OF PAYMENT. For the Award Cycles ended June 30, 1997 and September 30, 1997, Awards shall be paid to the Participants or their designated beneficiaries as soon as practicable after the end of such Award Cycle in a combination of 50% cash and 50% Common Stock of the Company. For the Award Cycle ended December 31, 1997, Awards shall

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be paid entirely in cash.  Prior to an initial public offering of the Common
Stock of the Company, the fair market value of the Company's Common Stock shall be determined by the Company's Board of Directors. After the Company's initial public offering, the fair market value of the Company's Common Stock shall be the closing price of the Company's Common Stock on the Nasdaq National Market on the last day of the Award Cycle.

8. DESIGNATION OF BENEFICIARY. The effective designation of a beneficiary under the Company's Section 401(k) plan (including any required spousal consent) shall for all purposes also be deemed a designation of beneficiary under this Plan. If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or if such designation conflicts with the law, the payment of the amount, if any, payable under the Plan upon the Participant's death shall be made to the Participant's estate. If the Company is in doubt as to the right of any person to receive any amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Company.

9. NO CONTINUED EMPLOYMENT. Nothing in this Plan or any award granted hereunder shall confer upon any participant any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any other employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise.

10. LEAVE OF ABSENCE. Absence on leave approved by the Company shall not be considered interruption or termination of employment for any purposes of the Plan unless the Compensation Committee determines otherwise; provided, however, that no Award may be granted to an employee while he or she is absent on leave.

11. ADMINISTRATION. The Plan shall be administered by the Compensation Committee or such other committee appointed by the Board. The Compensation Committee shall have full power, discretion and authority to interpret, review and administer the Plan. The Compensation Committee's interpretation and application of the Plan shall be binding and conclusive for all persons for all purposes. The Compensation Committee may conclusively rely upon any opinion, computations or other advice received from any such counsel, independent auditors or consultants. The Compensation Committee's actions may include, but not be limited to, the determination of:

     a. the employees of the Company to be designated as Participants upon recommendation of the President of the Company;

     b.   the Incentive Percentages for each Award Cycle;

     c.   the achievement of Company Objectives by Participants; and

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     d.   the specific terms, conditions and restrictions of any Award consistent with the terms of this Plan.

12. WITHHOLDING. The amount payable to a participant or his or her beneficiary shall be reduced by any amount that the Company is required to withhold with respect to such payments under the then applicable provisions of federal, foreign, state or local income tax laws unless the Participant satisfies such withholding requirements in some other manner approved by the Board.

13. UNFUNDED PLAN; GOVERNING LAW. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Compensation Committee, or both, on the one hand, and any Participant or other person on the other. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts. The Plan is an unfunded incentive compensation program and all rights hereunder shall be governed by and construed in accordance with the laws of California.

14. AMENDMENT OR TERMINATION OF THE PLAN. The Plan shall be effective for the nine months ended December 31, 1997. The Board, or the Compensation Committee with the approval of the Board, may terminate this Plan at any time, or amend it from time to time.

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